Exhibit 10.1

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

(Peter W. Stott)

    This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of this September 20, 1999, by and between CROWN PACIFIC MANAGEMENT LIMITED PARTNERSHIP, a Delaware limited partnership (the "Partnership"), and PETER W. STOTT ("Executive").

Recitals:

      A.  The Partnership serves as the managing general partner or sole general partner of Crown Pacific Partners, L.P., a Delaware limited partnership ("Crown Partners"), Crown Pacific Limited Partnership, a Delaware limited partnership ("CPLP"), and certain other affiliated limited partnerships (together with any subsidiary entities, the "Crown Pacific Group").

      B.  The Partnership desires to continue to employ Executive as its President and Chief Executive Officer, and Executive desires to continue such employment, on the terms and conditions set forth in this Agreement.

      C.  The parties have previously entered into an Employment Agreement dated December 22, 1994, amended as of January 1, 1998 (the "Prior Agreement"), which the parties desire to replace in full with this Agreement.

Agreements:

    NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter set forth, the parties agree as follows:

    1.  Employment.  The Partnership hereby employs Executive, and Executive hereby accepts employment from the Partnership, on the terms and conditions set forth in this Agreement.

    2.  Term.  Subject to the provisions of Sections 6 and 7, Executive's employment by the Partnership under this Agreement shall be for a term (the "Term") commencing on the date hereof and expiring on December 31, 2000; provided, however, that on December 31, 2000 and on each succeeding December 31, the Term shall automatically extend for one calendar year, unless either party gives written notice to the contrary to the other party at least 90 days prior to the date the Agreement would otherwise be so extended. If a Change in Control occurs during the Term, the Term shall automatically continue for the Protected Period (as defined in Section 6.2).

    3.  Executive's Duties.

      3.1  Duties.  Executive shall hold the position of the Partnership's President and Chief Executive Officer. Subject to the control of the Board of Control of the Partnership (the "Board") and the Chairman of the Board, and any limitations set forth in the agreements of limited partnership of the Partnership (the "Partnership Agreement"), Crown Partners, CPLP, and other partnerships within the Crown Pacific Group, Executive shall in general supervise and control all of the day-to-day business and affairs of the Partnership and the Crown Pacific Group.

      3.2  Performance of Duties.  Executive shall perform his duties and responsibilities during the Partnership's normal business hours and at all other times reasonably necessary to comply with the terms and conditions of this Agreement. Executive shall devote his full time and attention to the performance of his duties and responsibilities for and on behalf of the Partnership on the terms set forth in this Section 3.2. The Partnership acknowledges that a limited portion of Executive's business time and attention will be devoted to management of Crown Pacific, Ltd. ("CPL"). In addition, Executive may from time to time serve on the board of directors of, but not participate in the management of, other entities; provided that the Board in good faith determines, with respect to service on boards of for-profit entities on which Executive does not currently serve, that such activities do not unreasonably interfere with the business of the Partnership and the Crown Pacific Group and the performance of Executive's duties hereunder. The parties acknowledge that Executive currently serves as the chairman of Market Transport, Ltd., as a member of the board of Liberty Northwest Insurance Company, and as a board member or advisory member of various civic and charitable organizations and may continue to participate in these activities, subject to the limitations set forth in the first two sentences of this Section 3.2.

    4.  Compensation and Other Benefits.  Executive shall be entitled to receive from the Partnership the following compensation and benefits for the services to be rendered by Executive hereunder:

      4.1  Salary and Bonuses.  During the Term, the Partnership shall pay to Executive a base annual salary established from time to time by the Board, payable in equal monthly installments in accordance with the Partnership's customary practices ("Base Salary"). The amount of Executive's Base Salary may be increased from time to time with the approval of the Board, but as increased may not be thereafter decreased. The Partnership shall have the right to deduct and withhold from such compensation all social security and other federal, state, and local taxes and charges that are currently or that hereafter may be required by law to be so deducted and withheld. The Partnership shall also pay to Executive any bonuses that are declared by the Compensation Committee of the Board from time to time for his benefit.

      4.2  Unit Option Plan.  Executive shall be entitled to participate in the Unit Option Plan adopted by the Partnership on the terms and conditions set forth therein.

      4.3  Participation in Benefit Plans.  During the Term, Executive shall be eligible to participate in all employee benefit plans and arrangements now in effect or which may hereafter be established that are generally applicable to other senior executives of the Partnership, including, without limitation, all life, medical, disability, retirement, and other employee benefit plans of the Partnership, as long as any such plan or arrangement remains generally applicable to other senior executives of the Partnership. Executive shall also be entitled to the same vacation benefits as are generally available to senior executives of the Partnership.

      4.4  Reimbursement of Expenses.  The Partnership shall reimburse Executive for reasonable expenses incurred by him on behalf of the Partnership in the performance of his duties hereunder in accordance with the policy of the Partnership for reimbursement of expenses as adopted by the Board from time to time. Executive shall furnish the Partnership with the supporting documentation required by the Internal Revenue Code and the applicable Treasury Regulations or otherwise required under the Partnership's policy in connection with the reimbursement of such expenses.

    5.  Membership on Board of Directors.  Executive shall be entitled to membership on the Board during the Term and thereafter until the later to occur of (i) expiration of the Subordination Period (as that term is defined in the limited partnership agreement of Crown Partners) or (ii) any sale pursuant to Section 4 or 5 of that certain Purchase Rights Agreement, of even date herewith, among the Partnership, Executive, and certain other parties named therein (the "Purchase Rights Agreement") of Executive's Private Securities (as that term is defined in the Purchase Rights Agreement). Notwithstanding the foregoing, the Board shall have the authority to remove Executive as a member of the Board at any time based on the Board's business judgment that Executive's continued membership on the Board is not in the best interests of the Partnership and the Crown Pacific Group.

    6.  Termination.

      6.1  Termination by the Partnership Without Cause.  The Partnership may terminate this Agreement at any time in the event the Board determines, in its sole discretion, that the continued employment of Executive is not in the continued interests of the Partnership. In the event the

  Partnership terminates Executive's employment pursuant to this Section 6.1, then, subject to Section 7, Executive shall be entitled to his Base Salary and other benefits and bonuses through the date of his termination of employment (the "Termination Date"), and shall also receive severance pay in an amount equal to Executive's current Base Salary for one year. Such severance amount shall be payable in a lump sum within 10 days following the Termination Date. In addition, (i) for the 12-month period following such Termination Date, the Company shall continue, at its sole cost, medical benefits to Executive and Executive's family at least equal to those which would have been provided to them if Executive's employment had not terminated and (ii) notwithstanding, and in addition to, anything in the Crown Pacific Management Limited Partnership 1997 Distribution Equivalent Rights Plan, the Crown Pacific Management Limited Partnership 1994 Unit Option Plan, any successor plan or other Company equity-based award plan (collectively, the "Equity Plans"), or any award agreement thereunder to the contrary, on the Termination Date Executive shall be automatically fully (100%) vested in all options, Distribution Equivalent Rights, including all Distribution Amounts then credited to him with respect to Distribution Equivalent Rights, and other equity awards granted to him thereunder, and shall become immediately payable or exercisable, as the case may be. The above vesting shall be in addition to, and not in limitation of, all other rights Executive may have under the Equity Plans and award agreements thereunder.

      6.2  Termination by the Partnership for Cause.  The Partnership may terminate this Agreement at any time, in the discretion of the Board, in the event of (i) any conviction of Executive for a felony involving moral turpitude, (ii) any material breach by Executive of a material agreement between Executive and the Partnership or the Crown Pacific Group, including this Agreement and the Purchase Rights Agreement, (iii) any material breach caused by Executive of the Partnership Agreement, the limited partnership agreement of any member of the Crown Pacific Group, or the charter or bylaws of CPL or any corporation within the Crown Pacific Group, (iv) any conduct by Executive materially injurious to the Partnership or the Crown Pacific Group or their respective businesses, (v) any failure by Executive to comply with policies, procedures, or directives of the Board, provided that, except where such failure constitutes conduct materially injurious to the Partnership or the Crown Pacific Group or their respective businesses, Executive shall first be given written notice from the Board of such failure and such failure shall not have been cured within 10 days after such notice or, if such failure is not capable of being cured within 10 days, Executive shall not have commenced and be diligently pursuing in good faith efforts to cure such default, or (vi) any fraud, dishonesty, misappropriation of funds, embezzlement, or other similar acts of misconduct by Executive with respect to the Partnership or other Crown Pacific Group. In the event the Partnership terminates Executive's employment pursuant to this Section 6.2, then Executive shall be entitled to his Base Salary and other benefits and bonuses through the Termination Date.

      6.3  Termination Upon Death or Disability of Executive.  This Agreement shall terminate upon the death of Executive, or upon a reasonable, good faith determination by the Board that Executive has become Disabled (as defined below). In the event of a termination of this Agreement pursuant to this Section 6.3, Executive (or Executive's estate, if applicable) shall be entitled to his Base Salary and other benefits and bonuses through the Termination Date. For purposes of this Agreement, "Disabled" (or "Disability") shall have the meaning given to such term in the Partnership's long-term disability plan or, if no such plan exists, shall mean a physical or mental disability that is reasonably expected to render Executive incapable of performing his duties under this Agreement for a period of six months within any twelve-month period.

      6.4  Termination by Executive for Good Reason.  If Executive terminates his employment for a Good Reason (as defined below), Executive shall be entitled to the benefits provided by Section 6.1. The term "Good Reason" means any of the following: (i) a reduction in Executive's compensation or employment benefits, (ii) an adverse change in Executive's title, (iii) a material adverse change in Executive's responsibilities, duties, or authority, (iv) a requirement that Executive move his residence or report to work more than 75 miles from the principal executive offices of the Crown Pacific Group as of the date of this Agreement, or (v) a determination by a physician selected by the Board that Executive's poor health prevents or materially limits or restricts his ability to perform his responsibilities under this Agreement (even if Executive is not Disabled (as defined in Section 6.3)).

    7.  Termination on a Change in Control.

      7.1  Change in Control.  The term "Change in Control" means any transaction the effect of which is that a majority of the general partner interests in the Company are no longer owned, directly or indirectly, by one or more Affiliated Parties (as that term is defined in Section 2.2.3 of that certain Purchase Rights Agreement dated as of December 22, 1994 by and among the Partnership and certain other parties, as amended (the "Purchase Rights Agreement")), unless such interests are acquired by Peter W. Stott, Roger L. Krage, HS Corp. of Oregon, or a designee of HS Corp. of Oregon (each a "Permitted Party") pursuant to Section 3.3.1 or 6 of the Purchase Rights Agreement; provided, however, the conversion of the Company to a real estate investment trust (a "REIT") shall not be a Change in Control provided that the majority of the equity interests in the REIT immediately after such conversion are owned, directly or indirectly, by one or more of the Affiliated Parties, unless such interests are acquired by a Permitted Party.

      7.2  Change in Control Termination Benefits.  In the event Executive's employment is terminated during the three-year period beginning on the effective date of a Change in Control (the "Protected Period") (i) by Executive for any reason other than death or Disability, or (ii) by the Company without Cause and other than due to Disability, then in lieu of the benefits provided under Section 6:

         (i) the Company shall pay to Executive in a lump sum in cash within 10 days after the Termination Date the aggregate of the following amounts:

      A.  Executive's Base Salary through the Termination Date;

      B.  the product of (x) 3.00 and (y) the sum of (i) Executive's Base Salary and (ii) the annual bonus paid to Executive for the last full fiscal year (if any) ending during the Protected Period or, if higher, the annual bonus paid to Executive for the last full fiscal year ending prior to the effective date of the Change in Control and (z) the numerator of which is the lesser of (i) six or (ii) Executive's years of employment with the Company and its affiliates (including any predecessors and successors) as of the Termination Date, and the denominator of which is six; and

      C.  in the case of compensation previously deferred by the Executive, all amounts previously deferred (together with any accrued interest or other earnings thereon) and not yet paid by the Company, and any accrued vacation pay not yet paid by the Company; and

        (ii) for the two year period following the Termination Date, the Company shall continue to provide to Executive, without cost to Executive, an office of a size and with furnishing and other appointments, and secretarial and other assistance, at least equal to the most favorable of the foregoing provided to Executive by the Company at any time during the one year period immediately preceding the Termination Date; and

        (iii) for the three year period following the Termination Date, or such longer period as any plan, program, practice or policy may provide, the Company shall continue, at its sole cost, medical benefits to Executive and Executive's family at least equal to those which would have been provided to them if Executive's employment had not terminated; and

        (iv) notwithstanding anything in the Equity Plans or any award agreement thereunder to the contrary, on the Termination Date Executive shall be automatically fully (100%) vested in all options, Distribution Equivalent Rights, including all Distribution Amounts then credited to him with respect to Distribution Equivalent Rights, and other equity awards granted to him thereunder, and shall become immediately payable or exercisable, as the case may be. The above vesting shall be in addition to, and not in limitation of, all other rights Executive may have under the Equity Plans and award agreements thereunder.

    Notwithstanding the foregoing or anything in Section 6 to the contrary, if Executive's employment is terminated by the Company other than for Cause or Disability during the six month period prior to a date on which a Change in Control occurs, the Change in Control shall be deemed to have occurred on the date immediately prior to Executive's Termination Date and Executive's rights shall be as determined under this Section 7.2 on such basis.

      7.3  Certain Additional Payments by the Company.  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company or any other person to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive promptly from the Company an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

    8.  Covenant Not to Compete; Confidentiality.

      8.1  Noncompetition.  Until the expiration of the Term or the earlier termination of this Agreement, Executive covenants, subject to the rights of termination set forth in Section 8.5, that he shall not (i) own (as a proprietor, partner, stockholder of greater than five percent of outstanding equity securities, or otherwise) an interest in, or (ii) participate (as an officer, director, or in any other capacity) in the management, operation, or control of, or (iii) perform services as or act in the capacity of an employee, independent contractor, consultant, or agent of any enterprise which engages in one or more of the following activities in a state in which the Partnership or the Crown Pacific Group is then conducting business and in which the Partnership or the Crown Pacific Group commenced conducting business prior to the commencement of such activities therein by Executive:

          (a) acquisition, exchange, operation, or sale of timber-producing real property or rights to harvest timber, a principal purpose of which is producing logs or other forest products;

          (b) harvesting of timber other than harvesting which is incidental to the ownership or operation of real property now owned or operated for a principal purpose of producing logs or other forest products;

          (c) sale, exchange, or purchase of logs other than sales, exchanges, or purchases which are incidental to the ownership or operation of real property not owned or operated for a principal purpose of producing logs or other forest products;

          (d) acquisition or sale of any facilities used to convert logs into lumber, plywood, or other wood products;

          (e) conversion of logs into lumber, plywood, or other wood products;

          (f)  marketing and sale of lumber, plywood, or other wood products;

          (g) import or export of logs, lumber, plywood, or other wood products to or from the United States;

          (h) manufacture, marketing, or sale of manufactured, engineered, or substitute wood products to the extent such products compete with products produced by the Partnership or any member of the Crown Pacific Group; or

          (i)  any and all other activities relating to the United States forest products industry to the extent such activities compete with activities of the Partnership or any member of the Crown Pacific Group;

provided, however, that (1) the sale, lease, exchange, transfer, or other disposition by CPL of (A) any timber-producing real property owned by CPL on the date hereof, and (B) any timber-producing real property subsequently acquired by CPL in exchange for or utilizing the proceeds from the sale of the property described in the foregoing clause (A) or (2) the harvesting of timber by CPL from any real property described in the foregoing clause (1), will be permitted so long as the resulting logs are sold to any member of the Crown Pacific Group. The noncompetition restrictions set forth in this Section 8.1 shall not apply after any termination of this Agreement without Cause pursuant to Section 6.1 or for Disability pursuant to Section 6.3.

      8.2  Confidentiality.  Executive acknowledges that in the course of his employment by the Partnership, including as a member of the Board following employment, if applicable, he will be furnished and have access to certain information concerning the business, financial condition, operations, assets, and liabilities of the Partnership and the Crown Pacific Group that is confidential or proprietary in nature. All such information (irrespective of the form of communication) is hereinafter collectively referred to as the "Information." Until the later to occur of (i) the date of termination of Executive's employment hereunder or (ii) the date of Executive's resignation or removal from the Board, and for a period of 18 months thereafter, Executive agrees to keep the Information confidential and agrees that he will use the Information solely for the purpose of performing his duties hereunder or as a member of the Board. This Agreement shall be inoperative as to such portions of the Information which (a) are or become generally available to the public other than as a result of a disclosure by Executive in violation of this Agreement, (b) become available to Executive on a non-confidential basis from a source other than the Partnership or the Crown Pacific Group that is not bound by an obligation of confidentiality to such entity or entities, or (c) are required to be disclosed by an order or decree of a court or other tribunal of competent jurisdiction, provided the Partnership is given prompt notice of, and the opportunity to contest disclosure under, such order or decree. Upon termination of this Agreement, Executive will return the Information furnished by the Partnership or the Crown Pacific Group and any documents that contain, reflect, or are based upon, in whole or in part, the Information.

      8.3  Equitable Relief.  Executive acknowledges and agrees that it would be difficult to measure damage to the Partnership or the Crown Pacific Group from any breach by Executive of Section 8.1 or 8.2 and that monetary damages would be an inadequate remedy for any such breach. Accordingly, Executive agrees that if Executive shall breach Section 8.1 or 8.2, the Partnership shall be entitled, in addition to all other remedies it may have at law or in equity, to an injunction or other appropriate orders or equitable relief to restrain any such breach, without showing or proving any actual damage sustained by the Partnership or the Crown Pacific Group. Executive further agrees to waive any requirement for the securing or posting of any bond in connection with such remedies.

      8.4  Executive's Acknowledgment.  Executive hereby expressly acknowledges and agrees that (i) the restrictions and obligations set forth in and imposed by this Section 8 will not prevent him from obtaining gainful employment in his field of expertise or cause him undue hardship, and (ii) in view and consideration of the substantial benefits he will receive from the Partnership pursuant to this Agreement, the limited partnership agreement of the Partnership, and the Purchase Rights Agreement, the restrictions and obligations imposed on him under this Section 8 are reasonable and necessary to protect the legitimate business interests of the Partnership and its partners and the Crown Pacific Group.

      8.5  Termination by Executive.  Executive shall have the right to terminate the noncompetition covenants contained in Section 8.1 by notice to the Partnership given at any time following the later to occur of (a) December 31, 1999 or (b) the Fremont Sale Date.

    9.  Indemnification.  The Partnership shall indemnify Executive to the extent provided in the limited partnership agreement of the Partnership, as amended, supplemented, or restated from time to time.

    10.  Representations and Warranties.

      10.1  By Executive.  Executive represents and warrants to the Partnership that (i) Executive is under no contractual or other restriction or obligation which would prevent the performance of his duties hereunder, or interfere with the rights of the Partnership hereunder and (ii) this Agreement has been duly executed and delivered by Executive, is the legal, valid, and binding obligation of Executive, and is enforceable against Executive in accordance with its terms.

      10.2  By the Partnership.  The Partnership represents and warrants to Executive that (i) it has all requisite power and authority to execute, deliver, and perform this Agreement, (ii) all necessary proceedings of the Partnership have been duly taken to authorize the execution, delivery, and performance of this Agreement, and (iii) this Agreement has been duly authorized, executed, and delivered by the Partnership, is the legal, valid, and binding obligation of the Partnership, and is enforceable against the Partnership in accordance with its terms.

    11.  Life Insurance.  If requested by the Partnership, Executive shall submit to such physical examinations by a physician and otherwise take such actions and execute and deliver such documents as may be reasonably necessary to enable the Partnership to obtain life insurance on the life of Executive for the benefit of the Partnership.

    12.  Notices.  Any notice given pursuant to this Agreement shall be in writing and shall be deemed given on the earlier of the date (i) the notice is personally delivered to the party to be notified, (ii) that is three days after the notice is mailed, postage prepaid, certified with return receipt requested, addressed as follows, or at such other address as a party may from time to time designate by notice to the other party, (iii) the notice is delivered at the party's address via courier service or (iv) the notice is received by fax or telecopier:

To the Partnership:	Crown Pacific Management Limited Partnership 121 S.W. Morrison Suite 1500 Portland, Oregon 97204 Facsimile No: (503) 228-4875
With a copy to:	Fremont Group, Inc. 50 Fremont Street Suite 3700 San Francisco, California 94105 Attention: President General Counsel Facsimile No.: (415) 768-3462 (President) (415) 512-7121 (General Counsel)
To Executive:	Peter W. Stott 121 S.W. Morrison Suite 1500 Portland, Oregon 97204 Facsimile No: (503) 228-4875

    13.  General Provisions.

      13.1  Remedies on Default.  In the event either party breaches this Agreement, the other party shall be entitled to pursue all remedies available at law or in equity. Except as otherwise provided herein, in the event this Agreement is breached by either party, the non-breaching party shall not terminate this Agreement without notice and a reasonable opportunity to cure such breach.

      13.2  Assignment; Binding Effect.  Executive shall not assign his rights or delegate the performance of his obligations hereunder. Subject to this limitation, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, administrators, successors, and permitted assigns.

      13.3  Waiver.  Failure of any party at any time to require performance of any provision of this Agreement shall not limit such party's right to enforce such provision, nor shall any waiver of any breach of any provision of this Agreement constitute a waiver of any succeeding breach of such provision or a waiver of such provision itself. No attempted to purported waiver of any provision of this Agreement shall be effective unless set forth in writing and signed by the party to be bound.

      13.4  Amendment.  This Agreement may not be modified or amended except by the written agreement of the parties.

      13.5  Severability.  The agreements and covenants contained in this Agreement are severable, and in the event any of the agreements and covenants contained in this Agreement should be held to be invalid by any court or tribunal of competent jurisdiction, this Agreement shall be interpreted as if such invalid agreements and covenants were not contained herein; provided, however, that if in any legal proceeding a court shall hold unenforceable the covenants contained in Section 8 by reason of their extent or duration or otherwise, any such covenant shall be reduced in scope to the extent required by law and enforced in its reduced form.

      13.6  Integration.  This Agreement, together with the Unit Option Plan and the Distribution Equivalent Rights Plan, contains the entire agreement and understanding of the parties with respect to the employment of Executive by the Partnership and supersedes all prior and contemporaneous agreements between them with respect to such subject matter, including the Prior Agreement.

      13.7  Attorneys' Fees.  If any legal action or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute or breach in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in connection with that action or proceeding, and in any petition for appeal or review therefrom, in addition to any other relief to which it may be entitled.

      13.8  Third Party Beneficiaries.  This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

      13.9  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon.

      13.10  Survival.  In the event of termination of this Agreement by either party, this Agreement shall become void and there shall be no liability of the part of Executive or the Partnership except to the extent such termination results from the breach by a party hereto of its obligations hereunder (in which case Section 13.1 shall apply); provided that Sections 5, 6.1, 6.4, 7, 8, 9, and 13 shall survive the termination of this Agreement.

    IN WITNESS WHEREOF, the parties have executed this Agreement effective for all purposes as of the date first above written.

The Partnership:	CROWN PACIFIC MANAGEMENT LIMITED PARTNERSHIP, a Delaware limited partnership
By: Fremont Timber, Inc., General Partner
By:
Title:
By: HS Corp. of Oregon, General Partner
By: Roger L. Krage, Secretary
Executive:	Peter W. Stott